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[ILLUMINA LOGO]

                                                                   Exhibit 10.30

February 14, 2005

Scott Kahn

Re: Illumina, Inc.

Dear Scott;

It gives me great pleasure to set forth the principal terms for you to join Illumina, Inc. (the "Company").

Position:           VP and Chief Information Officer

Responsibilities:   The Chief Information Officer is a position of strategic and technical leadership having responsibility for all of the scientific software and IT activities of the Company as well as leadership of specific projects. Principal responsibilities include:

                       -  Direct reporting responsibility for the
                          Bioinformatics, LIMS, software development and IT functions.

                       - Development of strategies to use information technology as a competitive advantage

                       - Economically scaling internal information systems to match the growth in product volume and complexity

                       - Unifying the software architecture of the Company's internal systems and external products

                       - Externally representing the company on issues related to information systems

                       - Interacting with customers as part of the sales process

                       - Participating with the senior management team to define the overall evolution of Illumina's products

                       - Leading key development projects as SupraProject manager.

                       -  Facilitating implementation of our e-commerce

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                          systems

                       - Assuming responsibility for implementation and monitoring of the company's Sarbanes-Oxley IT obligations

                       - Providing vision for the evolution of our application software

                       - Other such matters that may be determined by the management team.

                    As a Company employee you will be expected to abide by all the Company policies and procedures and sign and comply with the Company's standard form of Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information. In compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility of employment in the United States.

Reporting:          Reporting to Jay Flatley, President and CEO.
(Direct Mgr)

Compensation:       For full-time regular employment, your base salary will be
                    $8653.85, payable every other week, one week in arrears and subject to standard payroll deductions and withholdings.
                    Your first paycheck will be prorated based on your employment start date.

Equity: Subject to approval by the Stock Option Committee, you will be granted an option to purchase 100,000 shares of Common Stock at a purchase price equal to the closing price of such shares on your first day of employment. The shares are subject to standard vesting over a five-year period, with 20% of the shares vesting after one year from employment Start Date of your full-time employment and thereafter 1/60th per month for the remaining 48 months. The options will be granted pursuant to the Company's 2000 Stock Plan.

Executive Bonus:    You will participate in our Executive Bonus Plan at a 20%
                    level. Your first year's pay out will be prorated, based on the number of full months that you are on board. Plans are currently being developed, and are based on both Corporate financial targets (2/3 of pay out) and personal objectives
                    (1/3 of pay out).

Benefits:           You will be entitled to receive the Company's standard

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                    benefits. These include medical, dental and vision
                    insurance, which begin the first day of the following month after your hire. Life insurance, long/short-term disability insurance, employee assistance plan and 401(k) begin on your date of hire.

Employment          at Will: Your employment will be at-will, which means it may be terminated at any time by you or the Company for any reason or for no reason. This at-will employment relationship cannot be changed except by written agreement signed by the CEO of the Company.

Start Date:         Your first day of full-time regular employment will be March
                    28th, or an otherwise mutually agreeable date.

Expiration of       This offer will be valid for 7 days from the date of this
Offer:              letter.

This letter contains the complete, final and exclusive embodiment of the terms of your employment with the Company. This letter shall be governed by California law without regard to conflict of laws principles.

We hope that you will join us in building a pre-eminent life sciences company. If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below and returning the enclosed duplicate copy of this letter to me.

Sincerely,

Jay Flatley
President and CEO
Illumina, Inc.

The foregoing is agreed and accepted.

__________________________________                     _________________________
           Scott Kahn                                       Date

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